UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 28, 2014

SENTIO HEALTHCARE PROPERTIES, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

189 South Orange Ave, Suite 1700

Orlando, FL 32801

(Address of principal executive offices)

407- 999-7679

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 Other Events

Estimated Per-Share Value

On February 28, 2014, the Board of Directors of Sentio Healthcare Properties, Inc. (the “Company” “we” or “us”) approved an estimated per-share value of our common stock equal to $11.63 per share, calculated as of December 31, 2013. This estimate is being provided to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) Rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements.

Valuation Methodology

In arriving at this estimate, our overall objective was to determine an estimated per-share value that is supported by a methodology and assumptions that are appropriate and that employ procedures and calculations that can be reliably repeated in future periods. In furtherance of this objective, we engaged HealthTrust, LLC (“HealthTrust”), an independent third-party commercial real estate valuation firm, to appraise all of our real estate assets. Our Board of Directors, including all of the independent directors, reviewed the qualifications of HealthTrust to appraise the Company’s real estate portfolio and determined that HealthTrust possesses the experience and professional competence necessary to be relied upon as experts with respect to the valuation of the Company’s real estate assets. The compensation we pay to HealthTrust is based on the scope of the work requested and not on the appraised values of our real estate assets.

HealthTrust’s analyses, opinions, and conclusions were developed in conformity with the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute and in conformity with the Uniform Standards of Professional Appraisal Practice. They appraised each of our real estate assets individually, collecting all reasonably available material information deemed relevant in appraising our real estate properties, including property-level historical and projected operating revenues and expenses provided by our advisor. Each appraisal was reviewed, approved and signed by an individual with the professional designation of Member of the Appraisal Institute.

Our Board of Directors also considered the qualifications of our advisor, including its professional staff, and determined that our advisor possesses the experience and professional competence necessary to be relied upon as an expert with respect to the valuation of the Company’s assets and liabilities and the shares of our common stock. Our advisor prepared a report that recommended an estimated per-share value based on the appraisals prepared by HealthTrust and its own estimates of valuation with respect to our debt and non-real estate assets and liabilities. Our Board of Directors reviewed the report prepared by our advisor which recommended an estimated per-share value, and considered all information provided in light of its own knowledge regarding our assets and liabilities and unanimously agreed upon an estimated value of $11.63 per share, which is consistent with the recommendations of our advisor and the independent appraisals.

Our estimated per-share value was calculated by aggregating the appraised value of our individual real estate assets and the estimated fair value of our other assets, subtracting the estimated fair value of our liabilities, including preferred investor liquidation preferences, adjusting the valuations for interests in joint ventures on selected assets, and dividing the total by the number of our common shares outstanding.

The following table summarizes the material components of the estimated net asset value per share for 2013 and 2012. Our estimated aggregate share value below is the same as our net asset value. It does not reflect any portfolio premium.

	December 31, 2013	December 31, 2012
Real estate assets	$28.08	$21.96
Debt	(14.76)	(12.54)
Liquidation preference of preferred interests	(1.74)	-
Non-real estate assets and liabilities	0.05	0.60
Estimated net asset value per-share	$11.63	$10.02
Estimated enterprise value premium	None assumed	None assumed
Total estimated per-share value	$11.63	$10.02
Common shares outstanding	12,608,534	12,807,673

The estimated per-share value at December 31, 2013 and 2012 was determined using a methodology that follows the recommendations of the Investment Program Association, a trade association for non-listed direct investments (the “IPA”) outlined in the IPA Practice Guideline 2013-01 titled Valuations of Publicly Registered Non-Listed REITs, which was adopted in May 2013.

Our real estate assets were appraised as of November 30, 2013 and September 30, 2012, for the December 31, 2013 and 2012 valuations, respectively, using valuation methods that we believe are typically used by investors for properties similar to ours, including capitalization of the property net operating income, comparison with sales of similar properties and a cost approach. We do not believe that there have been any material changes in the value of our real estate assets between the appraisal dates and respective valuation dates.

In determining the appraised value of our real estate assets, HealthTrust placed primary emphasis on a direct capitalization analysis, with the other approaches used principally to confirm the reasonableness of the value conclusion and to value assets in lease up. Using this methodology, the appraised value of our real estate assets reflects an overall increase from original purchase price, exclusive of acquisition costs, plus post-acquisition capital investments, of 26.0%.

The key assumptions used by HealthTrust to value our real estate assets are as follow:

Capitalization Rates	Range	Median
Senior Housing Properties	7.5% - 8.5%	8.0%
Medical Office Buildings	8.1% - 9.2%	8.6%
Net Leased Properties	8.0% - 10.7%	8.5%

We believe that the assumptions employed in the property appraisals are reasonable and within the ranges used for properties similar to ours and held by investors with similar expectations to us. However, a change in the assumptions utilized by the independent appraisers would impact the calculation of the value of our real estate assets. For example, assuming all other factors remain unchanged, a change in the assumed capitalization rate by 0.50% would yield a change in our net asset value ranging from an increase of approximately $1.29 per share to a decrease of approximately $1.14 per share. Based upon the property net operating income for our properties, as estimated by the independent appraisers, the aggregate appraised value of the portfolio was $354.0 million at December 31, 2013 and $281.3 million at December 31, 2012.

The fair value of our debt instruments was estimated using discounted cash flow models, which incorporate assumptions that we believe reflect the terms currently available on similar borrowing arrangements to borrowers with credit profiles similar to ours. Borrowing arrangements considered in determining appropriate discount rates include loan term, lender criteria and property characteristics.

 The liquidation preference of preferred interests reflects the payments that would be due to our series C preferred stockholder and the Sentio Healthcare Operating Partnership, LP series B convertible preferred unit holder at December 31, 2013, as determined in accordance with the terms of the governing documents.

The fair value of our non-real estate assets and liabilities is estimated at December 31, 2013 and December 31, 2012 to materially reflect book value given their typically short-term (less than 1 year) settlement periods. Such adjustment also includes the effect of ownership of certain of our properties by joint venture partners and the amount that would be paid to our advisor as a promote in accordance with IPA Practice Guidelines.

Our estimated per-share value of $11.63 as of December 31, 2013 has been positively affected by the performance of our portfolio as well as the overall strength of healthcare real estate market dynamics. We previously reported estimated per-share valuations of $10.02 (as of December 31, 2012) and $9.02 (as of September 30, 2011) on Current Reports on Form 8-K dated February 14, 2013 and December 22, 2011, respectively.

We plan to continue to update our estimated per-share value on an annual basis.

Limitations and Risks

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated per-share value. The above estimated per-share value does not reflect costs that would be incurred to sell individual properties, or the premium, if any, that could result for a sale of the entire portfolio and related costs of such dispositions, including payments to the advisor. Accordingly, with respect to our estimated per-share value, we can provide no assurance that:

•	a stockholder would be able to realize this estimated value per share upon attempting to resell his or her shares;

•	we would be able to achieve, for our stockholders, the estimated value per share, upon a listing of our shares of common stock on a national securities exchange, selling our real estate portfolio, or merging with another company; or

•	the estimated share value or the methodologies relied upon to estimate the share value, will be found by any regulatory authority to comply with FINRA, ERISA, or any other regulatory requirements.

Furthermore, the estimated value of our shares was calculated as of a particular point in time. The value of our shares will fluctuate over time in response to, among other things, changes in real estate market fundamentals, capital markets activities, and attributes specific to the properties within our portfolio.

Distribution Reinvestment Plan

In accordance with our distribution reinvestment plan, effective February 28, 2014, the purchase price of shares under our distribution reinvestment plan will be equal to $11.63 per share, our most recently announced estimated per-share value.

Stock Repurchase Program

Effective February 28, 2014, the price at which we repurchase shares under our stock repurchase program due to the death of a stockholder will be equal to $11.63 per share, our most recently announced estimated per-share value.

Company Communications

Attached hereto as Exhibit 99.2 are communications that the Company is sending to its security holders.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit no.	Description of Exhibit
99.1	Consent of HealthTrust, LLC
99.2	2014 Winter-Company Update

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTIO HEALTHCARE PROPERTIES, INC.

Dated: March 4, 2014	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer